Exhibit 4.7


                                 AMENDMENT NO. 2
                                     to the
                            INVACARE CORPORATION 1994
                                PERFORMANCE PLAN

     Invacare Corporation hereby adopts Amendment No. 2 to the Invacare Corporation 1994 Performance Plan (the "Plan") pursuant to the following terms and provisions:

                  1. Section 4(a) of the Plan is hereby deleted and restated in its entirety to read as follows, subject to shareholder approval at the 2000 Annual Meeting of Shareholders:

                  "(a) Number of Common Shares. The aggregate number of Common Shares that may be subject to Awards, including Stock Options, granted under this Plan during the term of this Plan will be equal to Five Million, Five Hundred Thousand (5,500,000) Common Shares, subject to any adjustments made in accordance with the terms of this Section 4.

                           The  assumption of  obligations  in respect of awards
                  granted by an organization acquired by the Company, or the grant of Awards under this Plan in substitution for any such awards, will not reduce the number of Common Shares available in any fiscal year for the grant of Awards under this Plan.

                           Common Shares  subject to an Award that is forfeited,
                  terminated, or canceled without having been exercised (other than Common Shares subject to a Stock Option that is canceled upon the exercise of a related Stock Appreciation Right) will again be available for grant under this Plan, without reducing the number of Common Shares available in any fiscal year for grant of Awards under this Plan, except to the extent that the availability of those Common Shares would cause this Plan or any Awards granted under this Plan to fail to qualify for the exemption provided by Rule 16b-3. In addition, any Common Shares which are retained to satisfy a Participant's withholding tax obligations or which are transferred to the Company by a Participant to satisfy such obligations or to pay all or any portion of the exercise price of the Award in accordance with the terms

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                  of the Plan, the Award  Agreement or the Notice of Award,  may
                  be made available for reoffering under the Plan to any Participant, except to the extent that the availability of those Common Shares would cause this Plan or any Awards granted under this Plan to fail to qualify for the exemption provided by Rule 16b-3."

         IN WITNESS WHEREOF, Invacare Corporation, by its appropriate officers duly authorized, has executed this instrument as of the 3rd day of February, 2000.

                                   INVACARE CORPORATION


                             By:   /S/ A. Malachi Mixon, III
                                   -------------------------
                                   A. Malachi Mixon, III, Chairman of the Board, President and Chief Executive Officer




                             By:   /S/ Thomas R. Miklich
                                   ---------------------
                                   Thomas  R.   Miklich,   Chief Financial
                                   Officer,   General   Counsel, Treasurer
                                   and Corporate Secretary


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